Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 11, 2015, with respect to the financial statements of POZEN Inc. and the effectiveness of internal control over financial reporting of POZEN Inc. included in this Registration Statement (Form S-1) and related Prospectus of Aralez Pharmaceuticals Limited for the registration of the resale of 6,250,000 shares of Aralez Pharmaceuticals plc ordinary shares.

/s/ Ernst & Young LLP

Raleigh, North Carolina

August 7, 2015